Exhibit 5.1

[Venable LLP Letterhead]

October 7, 2019

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Re:	Registration of Guarantee of 3.90% Senior Notes due 2029 of Sabra Health Care Limited Partnership and Sabra Capital Corporation

Ladies and Gentlemen:

We have served as Maryland counsel to Sabra Health Care REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of a guaranty of up to $350,000,000 in aggregate principal amount of 3.90% Senior Notes due 2029 (the “Notes”), issued by Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Capital Corporation, a Delaware corporation (together, the “Issuers”), covered by the Registration Statement on Form S-3 (File No. 333-215574) and all amendments thereto (the “Registration Statement”), filed by the Issuers and the Company, along with certain other subsidiaries of the Company as co-registrants, with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the Prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.    The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Sabra Health Care REIT, Inc.

October 7, 2019

5.    The Indenture, dated as of May 23, 2013 (the “Base Indenture”), among the Issuers, the Company and Wells Fargo Bank, National Association (“Wells Fargo”);

6.    The Ninth Supplemental Indenture, dated as of the date hereof (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the Notes, among the Issuers, the Company and Wells Fargo;

7.    The Global Note, dated as of the date hereof (the “Global Note”), registered in the name of Cede & Co., as nominee of The Depository Trust Company, representing in the aggregate, the Notes;

8.    The Notation of Guaranty, included as part of the Global Note, dated as of the date hereof (the “Guaranty”), made by the Company to the Underwriters;

9.    Resolutions of the Board of Directors of the Company (the “Resolutions”) relating to, among other things, the execution and delivery by the Company of the Ninth Supplemental Indenture and the Guaranty (collectively, the “Note Documents”);

10.    A certificate executed by an officer of the Company, dated as of the date hereof; and

11.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original

Sabra Health Care REIT, Inc.

October 7, 2019

documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.    The execution, delivery and performance of its obligations under the Note Documents have been duly authorized by all necessary corporate action on the part of the Company.

3.    The Note Documents have been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture and the Guaranty provide that they shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Sabra Health Care REIT, Inc.

October 7, 2019

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, relating to the Notes (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report, the incorporation by reference of this opinion as an exhibit to the Registration Statement, and to the use of the name of our firm under the heading “Legal Matters” in the prospectus supplement, dated September 26, 2019, filed with the Commission on September 27, 2019. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP